Exhibit 5.1

June 14, 2002

Ramtron International Corporation
1850 Ramtron Drive
Colorado Springs, Colorado  80921

Re:  Ramtron International Corporation
     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as securities counsel to Ramtron International Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), filed on May 1, 2002, with the Securities and Exchange Commission (the "Commission"), and Amendment
No. 1 thereto filed on the date hereof with the Commission (the "Registration Statement"), relating to the resale of 4,448,207 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), which shares are to be offered and sold from time to time by certain stockholders of the Company (the "Selling Security Holders"). Included in the Shares being registered in the Registration Statement are: (i)
2,122,579 Shares that may be issued upon conversions of the 5% Secured Convertible Debentures issued on March 29, 2002, to three of the Selling Security Holders (the "Debentures"); (ii) 776,436 Shares issuable upon exercise of warrants issued on March 29, 2002, to five of the Selling Security Holders (the "2002 Warrants"); (iii) 882,192 Shares that may be issued to two of the Selling Security Holders in the event of the occurrence of events triggering one or more antidilution adjustments in their Debentures and 2002 Warrants, which the Company has contractually agreed to include in the Registration Statement; and (iv) 667,000 Shares issuable upon exercise of warrants issued on January 18, 2000, to one of the Selling Security Holders (collectively, the "2000 Warrants;" and together with the 2002 Warrants, the "Warrants").

In connection with the preparation of the Registration Statement we have made certain legal and factual examinations and inquiries and have examined, among other things, such documents, instruments, records, agreements, certificates and matters as we have considered appropriate and necessary to render this opinion. We have assumed for the purpose of this opinion the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, and the genuineness of all signatures thereon. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied, to the extent deemed proper by us, upon certificates and statements of officers and representatives of the Company.

                                    Page-1

Based on the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized and, when such Shares are duly issued upon conversion of the Debentures or exercise of the Warrants, as the case may be, in accordance with the terms of the Debentures or the Warrants, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of our opinion as Exhibit 5.1 to the Registration Statement and further consent to the references to this firm in the related prospectus under the heading "Legal Matters."

Very truly yours,


/S/ Coudert Brothers LLP
------------------------
Coudert Brothers LLP

                                    Page-2